Exhibit 99.2
1 Second Quarter Highlights • July 2012 Our mission is to help everyone discover, preserve and share their family history.
2 This presentation contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect actual results, levels of activity, performance or achievements include those listed under the caption "Risk Factors" in our filings with the SEC. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law. This presentation also contains references to non-GAAP financial measures. A presentation of and reconciliation to the most directly comparable GAAP financial measure can be found at http://ir.ancestry.com/results.cfm. Safe Harbor Summary
Executing on Our Growth Strategy Provide our subscribers with the content they want Census records Vital records Blockbuster record sets (i.e. 1940 US Census, 1911 British Census) Keep making our product better and easier to use Search and discovery Collaboration Sharing Expanding the experience thru DNA and Archives.com Build category awareness and a great Ancestry.com brand Successful marketing campaigns and TV advertising Do all of this globally 3
$40.5M $42.5M Second Quarter 2012 Results 4 Q2 2012 GUIDANCE ACTUAL Revenue Adjuste d EBITDA 1.980M $42.9M $115M $119.1M Subscribers 2.005M $117M EPS(1) $0.44 (1) No guidance was given for EPS (Fully diluted) 1.965M
5 Total Subscribers
6 Gross Subscriber Additions
7 Net Subscriber Additions
Duration Mix - Total Subscriber Base 8
Monthly Subscriber Churn 9 Note: Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and gross subscriber additions during the quarter, divided by three.
Subscriber Acquisition Cost 10 Note: Subscriber acquisition cost is external marketing and advertising expense, divided by gross subscriber additions in the quarter.
Average Monthly Revenue per Subscriber 11 Note: Average monthly revenue per subscriber, or ARPU, is total subscription revenues earned in the quarter from subscriptions to one of the Ancestry.com Web sites divided by the average number of subscribers in the quarter, divided by three. The average number of subscribers for the quarter is calculated by taking the average of the beginning and ending number of subscribers for the quarter.
Selected Financial Data 12 Note: Adjusted EBITDA is a non-GAAP financial measure. A presentation of and reconciliation to net income, the most directly comparable GAAP financial measure, can be found at http://ir.ancestry.com/results.cfm. *In millions, except per share data
Business Outlook 13 * Assumes mid-point of planned DNA investment